Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen California Dividend Advantage Municipal Fund 3
811-10347
333-58712


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011;
at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011.

Voting results are as follows:

<c> Common and Preferred shares voting
together as a class
<c>  Preferred shares voting
together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
          16,567,423
            6,365,782
   Against
               875,986
               282,007
   Abstain
               418,253
                 66,400
   Broker Non-Votes
            5,570,472
            2,545,059
      Total
          23,432,134
            9,259,248



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
          16,418,824
            6,223,102
   Against
            1,025,811
               420,187
   Abstain
               417,025
                 70,900
   Broker Non-Votes
            5,570,474
            2,545,059
      Total
          23,432,134
            9,259,248

Proxy materials are herein
incorporated by reference
to the SEC filing on October 14,
2011, under
Conformed Submission Type
DEF 14A, accession
number 0000950123-11-090011.